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                                                                     EXHIBIT 8.2

                            [DRAFT - APRIL 16, 2003]

[CLOSING DATE], 2003

Board of Directors
American Strategic Income Portfolio Inc.
American Strategic Income Portfolio Inc.-II
American Strategic Income Portfolio Inc.-III
American Select Portfolio Inc.
[ADDRESS]

Dear Sir or Madam:

Pursuant to your request, this letter provides our opinion concerning certain U.S. federal income tax consequences that would arise from the consummation of the proposed mergers (individually, a "Merger" and collectively, the "Mergers") of each of American Strategic Income Portfolio Inc. ("ASP"), American Strategic Income Portfolio Inc.-II ("BSP"), American Strategic Income Portfolio Inc.-III ("CSP"), and American Select Portfolio Inc. ("SLA," each of SLA, ASP, BSP and CSP, a "Fund" and collectively, "the Funds") with and into First American Strategic Finance Real Estate Portfolio Inc. (the "Company"). We are rendering our opinion in accordance with the Amended and Restated Agreement and Plan of Reorganization dated November 21, 2002, among American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc.-II, American Strategic Income Portfolio Inc.-III, and American Select Portfolio Inc. and First American Select Portfolio Inc. and First American Strategic Real Estate Portfolio Inc., as amended by an amendment there to dated January 23, 2003 (the "Merger Agreement").

In providing this analysis, we have reviewed and relied upon the following documents (the "Documents")(1): (1) the Merger Agreement; (2) the letter dated _______, 2003 received from Mr. Robert Nelson of U.S. Bancorp Asset Management, Inc. (the "Representation Letter"), (3) the Form S-4 Registration Statement under the Securities Act of 1933 for First American Strategic Real Estate Portfolio Inc., as amended by Amendment No. thereto, filed with the Securities Exchange Commission ("SEC") on [DATE] (the "Registration Statement").

You have represented to us that the Documents provide an accurate, true and complete description of the facts and circumstances concerning the Mergers and that the copies provided to us are accurate and that the signatures are genuine. We have made no

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(1) Unless otherwise indicated, capitalized terms not defined herein shall have the same meaning given to such terms in the Documents.

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independent determination regarding such facts and circumstances and, therefore, have relied upon the Documents with regard thereto for purposes of this letter. Any changes to such Documents may adversely affect the analysis provided herein.

We understand that reference to Ernst & Young LLP and summarization of our opinion is included in the Registration Statement relating to the issuance of Company Common Stock in connection with the Mergers and the special meeting of the shareholders of Fund Stock with respect thereto. We consent to such reference in the Registration Statement under the captions "Summary Term Sheet," "Questions and Answers About the Merger," "Summary of the Joint Proxy Statement/Prospectus," "Tax Treatment of the Merger and Receipt of First American Shares," and "Legal Matters." We also understand that this letter is included as an exhibit to the Registration Statement. We consent to such inclusion.

In addition, we have assumed that (i) the Mergers will be consummated in accordance with the Merger Agreement as described in the Documents (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and (ii) each of the Funds and the Company will report the Merger on its respective U.S. federal income tax return in a manner consistent with the opinions set forth herein and otherwise comply with all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations (the "Regulations") promulgated thereunder.(2) No ruling has been or will be sought from the Internal Revenue Service (the "Service") as to the U.S. federal income tax consequences of the Mergers.

                               STATEMENT OF FACTS

The following represents a summary of facts represented to us by the management of the Funds and provided in the Documents.

THE FUNDS

Each Fund is a publicly traded corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. Each Fund is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the businesses, properties, assets, financial condition or results of operations of the Fund.

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(2) All references to "Section" and "Section" within this opinion are references to sections of the Code and Regulations, unless otherwise indicated.

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The authorized capital stock of ASP consists of 1,000,000,000 shares of ASP common stock ("ASP Stock"), of which, as of the date of the Merger Agreement, 4,230,294.34 shares were issued and outstanding. Each share of ASP Stock entitles its shareholder to one vote on all matters submitted to stockholders for vote.

The authorized capital stock of BSP consists of 1,000,000,000 shares of BSP common stock ("BSP Stock"), of which, as of the date of the Merger Agreement, 15,957,288.691 shares were issued and outstanding. Each share of BSP Stock entitles its shareholder to one vote on all matters submitted to stockholders for vote.

The authorized capital stock of CSP consists of 1,000,000,000 shares of CSP common stock ("CSP Stock"), of which, as of the date of the Merger Agreement, 21,343,292.487 shares were issued and outstanding. Each share of CSP Stock entitles its shareholder to one vote on all matters submitted to stockholders for vote.

The authorized capital stock of SLA consists of 1,000,000,000 shares of SLA common stock ("SLA Stock," and together with the ASP Stock, BSP Stock and CSP stock, the "Fund Stock"), of which, as of the date of the Merger Agreement, 10,662,195 shares were issued and outstanding. Each share of SLA Stock entitles its shareholder to one vote on all matters submitted to stockholders for vote.

The following table sets forth, as of December 31, 2001, the beneficial ownership of the common stock of each Fund.

                                ASP          ASP          BSP          BSP          CSP          CSP        SLA         SLA
BENEFICIAL OWNER              SHARES          %          SHARES         %         SHARES          %        SHARES        %
----------------              ------         ---         ------        ---        ------         ---       ------       ---
Sit Investment
Associates, Inc.            811,146.000     19.2%    3,649,399.000    23.4%    1,794,350.000     8.4%    1,540,122     14.4%
Thomas S. Schreier              ---          ---          ---          ---          ---          ---        ---         ---
John G. Wenker               1,782.680       < 1%      3,268.740       < 1%      9,553.419       < 1%     784.296       < 1%
Russell J. Kappenman          63.195         < 1%      1,265.783       < 1%      1,945.512       < 1%        -          < 1%
Public                      3,417,302.465   80.8%    11,943,355.168   76.6%   19,537,443.556    91.5%   9,121,288.704  85.5%
Total                       4,230,294.340    100%    15,597,288.691    100%   21,343,292.487     100%    10,662,195     100%

All outstanding shares of Fund Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Fund having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Fund may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Fund is a party or by which such entity is bound, obligating the Fund to issue, deliver or sell, or cause to be issued, delivered or sold, additional Fund Stock, voting securities or other ownership interests in the Funds or obligating the Funds to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Fund to repurchase, redeem or otherwise acquire any shares of Fund Stock, voting securities or other ownership interests in the Fund or make any material investment (in the form of a loan,

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capital contribution or otherwise) in any person, other than pursuant to the option provided to the shareholders of Fund Stock to receive shares of First American Select Portfolio, Inc. ("New Fund") in exchange for Fund Stock as described below.

Each Fund is registered as a closed-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), and its registration with the SEC as an investment company is in full force and effect. Each Fund has elected to qualify and has qualified as a regulated investment company ("RIC") under
Part I of Subchapter M of Subtitle A, Chapter 1, of the Code, as of and since its first taxable year and each Fund has been a RIC under such Part of the Code at all times since the end of its first taxable year when it so qualified. The Funds are engaged in the business of investing in mortgage-related assets consisting primarily of whole loans secured by multifamily and commercial properties and, to a lesser extent, in U.S. agency mortgage-backed securities.

THE COMPANY

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as currently contemplated. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the businesses, properties, assets, financial conditions or results of operations of the Company.

The authorized capital stock of the Company consists of: (1) 10,000,000 shares of Company common stock ("Company Common Stock"), of which, as of the date of the Merger Agreement, ten shares were issued and outstanding and held by U.S. Bancorp Asset Management, Inc. ("U.S. BAM"), the Company's sole stockholder; and
(2) 2,000,000 shares of preferred stock, none of which are issued and outstanding.

All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in the Merger Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which such entity is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Common Stock, voting securities or other ownership interests in the Company or obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company

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Common Stock, voting securities or other ownership interests in the
Company or make any material investment (in the form of a loan, capital contribution or otherwise) in any person.

The Company, as the surviving corporation in the Mergers, intends that following the Mergers it shall be subject to taxation as a real estate investment trust (a "REIT") under the Code. Additionally, it intends to continue the investment business of the Funds, which will initially consist of the investment in the mortgage portfolio it acquires in the Mergers, and which will be expected to be expanded over time through additional investments in mortgages and mortgage-related assets.

NEW FUND

New Fund was formed on November 19, 2002 as a closed-end, management investment corporation, duly organized under the laws of the State of Minnesota, and registered under the 1940 Act. New Fund was formed pursuant to the Merger Agreement as discussed below, and subject to certain conditions precedent contained therein, will have contributed to it by any or all of the Funds certain assets and liabilities of such Funds, solely in exchange for New Fund common stock ("New Fund Stock"). New Fund will apply to list the New Fund Stock on the American Stock Exchange; however, prior to the closing of the Merger, there will be no public market for the New Fund Stock, and all of the issued and outstanding stock of New Fund will be held by such Funds that contributed assets and liabilities to New Fund.

New Fund's investment portfolio will initially consist of its share of the contributed assets of the Funds, which consist primarily of multifamily, commercial loans and mortgage backed-securities. New Fund will have investment policies, restrictions and strategies substantially similar to those of the Funds.

                              PROPOSED TRANSACTION

Upon the terms and subject to the conditions of the Merger Agreement, in accordance with Maryland General Corporation Law (the "MGCL") and the Minnesota Business Corporation Act (the "MBCA"), each of the Funds shall be merged with and into the Company. As a result of the Mergers, the separate existence of the Funds shall cease and the Company shall continue as the surviving corporation and shall succeed to and assume all rights and obligations of the Funds.

Subject to the terms of the Merger Agreement (or statutory law in the case of statutory dissenters' appraisal rights), each shareholder of the Funds prior to the Mergers will have the option to elect to receive one of three things: (1) Company Common Stock, (2) New Fund Stock, or (3) cash, in exchange for all of their Fund Stock. If a shareholder elects to receive either Company Common Stock or New Fund Stock in exchange for his or her Fund Stock, at the time each Merger is effective, pursuant to the operation of the Merger

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Agreement, each share of Fund Stock will be cancelled and cease to exist and such former shareholder will be entitled to receive one newly-issued share of Company Common Stock or New Fund Stock in exchange for his or her Fund stock at an exchange rate of one share of Company Common Stock or New Fund Stock for an amount of Fund Stock that represents $10.00 of such Fund's net asset value.(3)

If a shareholder of any Fund elects to receive New Fund Stock in lieu of Company Common Stock as consideration for its Fund Stock in the Mergers, immediately prior to the closing of the Mergers, each Fund will transfer assets and liabilities of such Fund to the New Fund (subject to certain other conditions precedent as described in the Merger Agreement) in exchange for New Fund Stock. The amount of net assets transferred by each Fund will be determined by multiplying the total net assets of such Fund by a fraction, the numerator of which is the number of shares of Fund Stock of such Fund to be converted into New Fund Stock (as determined in Merger Agreement) and the denominator of which is the total number of shares of Fund Stock of such Fund outstanding immediately prior to the closing of the Mergers.

Any shareholder of Fund Stock who does not vote for the approval of the Merger and the adoption of the Merger Agreement, and who delivers a written notice of intent to demand fair value to the applicable Fund before the shareholder vote is taken, will have the right to dissent from the Merger and to obtain cash for the fair value of his or her shares of such Fund, plus interest, in accordance with Sections 302A.471 and 302A.473 of the MBCA. The terms of the Merger Agreement provide that the number of shares held by shareholders in each participating Fund that may receive either New Fund shares or cash (not taking into account those shareholders who receive cash in lieu of fractional shares, as discussed below) through the exercise of statutory dissenters' appraisal rights, will be limited to 49% of the shares of such Fund. Shareholder elections in excess of this limitation will be prorated based on individual share holdings in the Funds. If such proration is necessary for any Fund, affected shareholders will receive Company Common Stock for the balance of their Fund shares that are not converted into shares of the New Fund. Shareholders who exercise their statutory dissenters' rights will still be entitled to receive cash in exchange for all of their Fund Stock. However, in no case will shareholders be permitted to elect to receive New Fund Stock or cash in addition to Company Common Stock in exchange for their Fund Stock.

Notwithstanding any other provision of the Merger Agreement, if any shareholder of Fund Stock would otherwise be entitled to receive a fraction of a share of Company Common Stock (after taking into account all shares of each Fund delivered by such shareholder), then such shareholder shall receive from the exchange agent in accordance with the provisions of Section 2.3(f) of the Merger Agreement, a cash payment in lieu of

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(3) Pursuant to the Merger Agreement, the participating Fund shareholder will deliver his or her Fund share certificates to the exchange agent, along with an executed letter of transmittal and any other required documents, upon which the exchange agent will cancel such stock certificates and send such shareholder shares of either Company Common Stock or the New Fund Stock to which that shareholder is entitled pursuant to the Merger Agreement.

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                                       7

such fractional share of Company Common Stock representing such shareholder's proportionate interest in a share of Company Common Stock.

                                BUSINESS PURPOSE

The Mergers are designed to allow the Funds to continue their business and investment strategies in a more flexible vehicle, which offers the potential for enhanced liquidity to shareholders and for higher earnings and distributions over time.

The boards of directors of the Funds appointed a special committee of directors of the Funds (all of whom are independent of the Funds, the Fund advisor and the REIT advisor), which recommended to the boards that combining the Funds into a single newly-formed REIT is in the best interests of the Fund shareholders. Such decision was based on findings with respect to the Mergers, consideration of possible alternatives to the Mergers, and negotiations of the terms of the Mergers with the Funds' advisor. The special committee noted that the increased leverage and flexible capital structure which would be available to a REIT, as compared with an entity subject to regulation under the 1940 Act, may increase returns to shareholders and may increase the resulting entity's access to capital markets. From this standpoint, the REIT structure was deemed superior to any of the alternatives considered that involved the Funds or their successors continuing to be subject to regulation under the 1940 Act. In addition, combining the Funds into a REIT potentially would increase shareholder liquidity due to increased market capitalization, increase asset diversification, and produce economies of scale. The REIT structure also would avoid the disadvantages of Fund shrinkage, which results from conducting tender offers or periodic repurchase offers. The REIT structure also would allow the surviving entity of the Mergers to continue investing in the same types of assets without a dramatic change in investment policies or strategies, unlike a conversion to an open-end fund, or a "business development company." This alternative continues to enable the surviving entities to receive pass-through tax treatment similar to that now enjoyed by the Funds, unlike the conversion to an entity taxable as a corporation. For these reasons, the special committee and the boards of directors of the Funds concluded that the Mergers are in the best interests of the Fund shareholders.

                                 REPRESENTATIONS

The following summarizes additional representations (the "Representations") that have been received from the management of the Funds, in connection with the
Merger:

1. The Documents provide an accurate, true and complete description of all of the facts and circumstances surrounding the Mergers, and the copies provided to us are accurate and the signatures are genuine. The Mergers will be consummated in accordance with the Merger Agreement, as described in the Registration Statement.

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                                       8

2. Clifford Chance US LLP and Dorsey & Whitney LLP have delivered to us their opinions of even date herewith to the effect that the Mergers will qualify as statutory mergers under the MGCL and the MBCA, respectively. Each Fund will merge with and into the Company under the applicable laws of the state of Minnesota and the state of Maryland. The Mergers will satisfy all of the requirements of, and qualify as statutory mergers under, the applicable state laws of Minnesota and Maryland, and by operation of applicable state law, will result in the Company acquiring the assets of each Fund (other than those assets transferred to the New Fund as described in the Merger Agreement) and each Fund ceasing to exist.

3. Each Fund and the Company will be treated as corporations under the laws of the state of Minnesota and the state of Maryland.

4. The fair market value of the consideration to be received by each shareholder of Fund Stock pursuant to the Merger is the result of arm's length bargaining and will approximately equal the aggregate fair market value of such Fund Stock surrendered in exchange therefor.

5. There is no plan or intention for the Company (the issuing corporation as defined in Reg. Section 1.368-1(b)) or any person related to the Company (as defined in Reg. Section 1.368-1(e)(3)), to acquire during the five-year period beginning at the time the Mergers are effective, with consideration other than the Company Common Stock, Company Common Stock furnished in exchange for a proprietary interest in each Fund in the Mergers, either directly or through a transaction, agreement, or arrangement with any other person.

6.   During the five-year period ending at the time the Mergers are effective:
     (i) neither the Company nor any person related to the Company (as defined in Reg. Section 1.368-1(e)(3)) will have acquired any Fund Stock with consideration other than Company Common Stock, (ii) neither any Fund nor any person related to any Fund (as defined in Reg. Section 1.368-1(e)(3) without regard to Reg. Section 1.368-1(e)(3)(i)(A)) will have acquired such Fund Stock with consideration other than the Company Common Stock or such Fund Stock, and (iii) no distributions will have been made with respect to any Fund Stock (other than normal, regular, dividend distributions made pursuant to such Fund's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for (a) distributions described in Sections 852 and 4982 as required for such Fund's tax treatment as a RIC, and (b) redemptions by such Fund of its stock as a closed-end investment company pursuant to the 1940 Act, or in connection with the Mergers.

7. The aggregate fair market value of distributions made to the shareholders of each Fund in connection with each Merger of: (1) New Fund Stock, (2) cash pursuant

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                                        9

     to the exercise of statutory dissenter's rights, and (3) cash in payment for fractional shares of Company Common Stock, will not exceed 50% of the value of the proprietary interests in each Fund at the time its respective Merger is effective. Shareholders of each Fund will receive Company Common Stock in the Mergers in exchange for the remaining 50% or more of the value of the proprietary interests in each Fund.

8. Except for cash paid in lieu of fractional shares, if any, the only consideration that may be paid to non-dissenting shareholders of Fund Stock (in their capacity as shareholders of Fund Stock and as "parties to the reorganization") in connection with each Merger is Company Common Stock or New Fund Stock. No liabilities of any shareholder of Fund Stock will be assumed by the Company, nor will any of the shares of Fund Stock exchanged in the Merger be subject to any liabilities.

9. Cash payments made to shareholders of Fund Stock in lieu of fractional interests in Company Common Stock that would otherwise be issued to such shareholders in the Merger will be made solely for the purpose of saving the Company the expense and inconvenience of issuing and transferring such fractional interests and do not represent separately bargained for consideration. The total cash consideration that will be paid to shareholders of Fund Stock in lieu of fractional interests in Company Common Stock is not expected to exceed 1% of the total consideration that will be issued in each Merger to Fund shareholders in exchange for their Fund Stock. The fractional share interests of each Fund shareholder will be aggregated, and no Fund shareholder will receive cash in an amount equal to or greater than the value of one full share of Company Common Stock.

10. Cash payments to be made to shareholders of Fund Stock that exercise statutory dissenters' rights in connection with the Mergers, shall be paid exclusively from the assets of the Funds, and do not represent separately bargained for consideration in the Mergers. The total cash payments made to dissenting shareholders of a Fund in its respective Merger will not exceed 5% of the value of such Fund prior to the effective time of the Merger.

11. The Company has no plan or intention following the Mergers to distribute to its shareholders, any assets of the Funds acquired in connection with the Mergers or the proceeds of any borrowings incurred in connection with the Mergers, or to sell or otherwise dispose of any of the assets of the Funds acquired in the Mergers, except for dispositions of such assets in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or Reg. Section 1.368-2(k).

12. Except as set-forth in Section 7.2 of the Merger Agreement, the Funds, the Company and shareholders of Fund Stock will each pay their respective expenses, if any, incurred in connection with the Mergers.

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                                       10

13. No assets of the Funds have been sold, transferred or otherwise disposed of which would prevent the Company from continuing the "historic business" of the Funds or from using a significant portion of the "historic business assets" of the Funds in a business following the Mergers (as such terms are defined in Reg. Section 1.368-1(d)), notwithstanding that assets of the Funds may be transferred to New Fund in connection with the Mergers.

14. Following each Merger, the Company will continue the historic business of each Fund and/or use a significant portion of each Fund's historic business assets in the Company's continuing business.

15. Each Fund and the Company are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

16. Each Fund is registered as a closed-end management investment company under the 1940 Act, and its registration with the SEC as an investment company is in full force and effect. Each Fund has elected to be taxed as RIC under
     Section 851, and for each taxable period since its formation (including the last short taxable period ending on the date of the Merger for each Fund) has qualified for the special tax treatment afforded RICs under the Code.

17.  The Company will elect to be taxed as a real estate investment trust under
     Section 856 of the Code and intends that it will qualify for the special tax treatment afforded to REITs under the Code.

18. There is no intercorporate indebtedness existing between the Company and the Funds that was issued, acquired or will be settled at a discount.

19. None of the Funds are under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

20. At the time each Merger is effective, the fair market value and adjusted bases of the assets of each Fund transferred to the Company pursuant to each Merger will exceed the sum of the liabilities assumed by the Company in connection with each Merger, plus the amount of liabilities, if any, to which such assets are subject.

21. Except for certain transaction related expenses, which will be incurred as set-forth in Section 7.2 of the Merger Agreement but will not yet be paid as of the Closing Date, the liabilities of the Funds assumed by the Company and the liabilities to which the transferred assets of the Funds are subject were incurred by the Funds in the ordinary course of their respective businesses.

22. The Funds will not take, and there is no plan or intention on the part of the Funds to take, any position on any federal, state, local or foreign income or franchise tax

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                                       11

     return, or to take any other tax reporting position, that is inconsistent with the treatment of the Mergers as reorganizations described in Section 368(a) of the Code.

                               TECHNICAL ANALYSIS

     1.   REQUIREMENTS FOR REORGANIZATION TREATMENT

          a.   IN GENERAL

Generally, for U.S. federal income tax purposes, property exchanges are taxable events, unless some nonrecognition provision of the Code applies.(4) One such nonrecognition provision applicable to shareholders (Section 354) provides that gain or loss will not be recognized by a shareholder who exchanges his or her stock in a corporation for stock of another corporation, if such an exchange is pursuant to a "reorganization." Similarly, under Section 361, a corporation will generally not recognize gain or loss if, in pursuance to a plan of reorganization, it exchanges property for the stock or securities of another corporation that is a party to the reorganization. Among the transactions defined in Section 368(a) is what is commonly referred to as an "A" reorganization.(5) In order to qualify for tax-free treatment, the transaction must also satisfy the non-statutory requirements as developed by the courts and the Service. Thus, the following requirements must be met:

     1.   There must be a statutory merger ("Statutory Merger Requirement");

     2. There must be a business purpose for the transfer ("Business Purpose Requirement");

     3. There must be a continued interest maintained by the former shareholders of the transferor corporation in the corporation to which the assets were transferred ("Continuity of Shareholder Interest Requirement"); and

     4. There must be a continuation of the transferor corporation's business or use of a significant portion of its assets in a business ("Continuity of Business Requirement"); and

     5.   There must be a plan of reorganization ("Plan Requirement").

          b.   TREATMENT OF EACH MERGER AS A SECTION 368(a)(1)(A) REORGANIZATION

--------------------
(4) I.R.C. Section 1001.

(5) SEE I.R.C. Section 368(a)(1)(A).

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                                       12

As discussed below, each Merger will meet the aforementioned requirements for a
Section 368(a)(1)(A) reorganization.

                    (1)  STATUTORY MERGER REQUIREMENT

Section 368(a)(1)(A) of the Code provides that the term reorganization includes a statutory merger or consolidation. Although the term "statutory merger" is not defined in the Code, Reg. Section 1.368-2(b)(1) provides that a transaction will not achieve reorganization status unless the transaction constitutes a merger or consolidation effected pursuant to applicable corporation laws of the United States, a State or Territory of the United States or the District of Colombia. Thus, a transfer of assets to another corporation that is effectuated by means of a statutory merger satisfies the requirements of section 368(a)(1)(A). In the present case, it has been represented to us that Clifford Chance US LLP and Dorsey & Whitney LLP have delivered opinions of even date herewith to the effect that the Mergers will qualify as statutory mergers under the MGCL and the MBCA, respectively. Accordingly, the Mergers satisfy the Statutory Merger Requirement.

                    (2)  BUSINESS PURPOSE

Treas. Reg. Section 1.368-2(g) provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization. Here, the Mergers were designed to allow the Funds to continue their business and investment strategies in a more flexible vehicle, a REIT, which offers the potential for enhanced liquidity to shareholders and for higher earnings and distributions over time. The increased leverage and flexibility of capital structure available to a REIT may increase returns to shareholders and may increase the resulting entity's access to capital markets. In addition, it is anticipated that combining the Funds into the Company will increase shareholder liquidity due to increased market capitalization, increase asset diversification and produce economies of scale. The Mergers are also expected to avoid the disadvantages of Fund shrinkage, which result from conducting tender offers or periodic repurchase offers. Moreover, the Mergers allow the surviving entity to continue investing in the same types of assets without a dramatic change in investment policies or strategies, unlike a conversion to an open-end fund, or a "business development company." The Mergers also enable the surviving entity to continue to receive pass-through tax treatment similar to that now enjoyed by the Funds, unlike a conversion to an entity taxable as a corporation.

Based on the above, the Mergers will be considered motivated by valid business purposes in accordance with Treas. Reg. Section 1.368-2(g).

                    (3)  CONTINUITY OF INTEREST

In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity interest in the surviving entity, so as to distinguish the transaction from a taxable sale that involves all cash or mostly cash.(6) While the quantum of proprietary interest that must be preserved has varied somewhat under the cases cited, the Service private ruling guidelines require that 50% of the value of the target corporation stock must be exchanged for stock in the acquiring corporation to preserve a significant equity interest on the part of the target shareholders.(7)

The Service has issued final and temporary regulations providing rules for satisfying the continuity of interest requirement.(8) These regulations substantially liberalize the historic rules regarding the continuity of interest requirement, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest is not preserved to the extent that the acquiring corporation acquires target stock for consideration other than acquiring stock, or if, in connection with the plan of reorganization, the acquiring stock is redeemed (or purchased by a related party). In addition, continuity of interest is generally not preserved to the extent that, prior to and in connection with the plan of reorganization, the target corporation redeems its stock or makes an extraordinary distribution with respect to the stock.

Generally, a related party of the acquiring corporation includes any member of the same affiliated group (without regard to the exceptions in section 1504(b)) as the acquiring corporation, or any other corporation where the purchase of the acquiring stock by such corporation would result in the purchase being a redemption under section 304(a)(2). Sales by the target shareholders of stock of the acquiring corporation received in the transaction to unrelated third parties occurring before or after a reorganization are generally disregarded.

Based upon the Merger Agreement as described in the Registration Statement, the continuity of interest requirement will be satisfied in each Merger because, in the aggregate, at least 50% of the proprietary interest of each Fund will continue as a proprietary interest in the Company, as represented by Company Common Stock, thus preserving a substantial part of the value of the proprietary interest in each Fund. More specifically, section 2.2 of the Merger Agreement provides the number of shares held by shareholders in each participating Fund that may receive New Fund shares or cash through the exercise of statutory dissenters' appraisal rights will be limited to 49% of the

--------------------
(6) SEE E.G., PINELLAS ICE AND STORAGE CO. V. COMM'R, 287 U.S. 462 (1933); CORTLAND SPECIALTY COMPANY V. COMM'R, 60 F. 2d 937 (2d Cir.), CERT. DENIED, 288 U.S. 599 (1932); HELVERING V. MINNESOTA TEA CO., 296 U.S. 378 (1935).

(7) SEE Rev. Proc. 77-37, 1977-2 C.B. 568, Section 2.03.

(8) SEE T.D. 8760, 63 F.R. 4174 (Jan. 28, 1998) and T.D. 8761, 65 F.R. 52909
(Aug. 31, 2000).

shares of such Fund. It is also anticipated that cash paid in lieu of fractional shares will not exceed 1% of the total consideration that will be issued in each Merger.

Management of the Funds has represented that the aggregate fair market value of distributions made to the shareholders of each Fund in connection with each Merger of: (1) New Fund Stock, (2) cash pursuant to the exercise of statutory dissenter's rights, and (3) cash in payment for fractional shares of Company Common Stock, will not exceed 50% of the value of the proprietary interests in each Fund at the time its respective Merger is effective, and that the shareholders of each Fund will receive Company Common Stock in the Mergers in exchange for the remaining 50% or more of the value of the proprietary interests in each Fund. Management of the Funds has further represented that there is no plan or intention for the Company (the issuing corporation as defined in Reg.
Section 1.368-1(b)) or any person related to the Company (as defined in Reg.
Section 1.368-1(e)(3)), to acquire during the five-year period beginning at the time the Mergers are effective, with consideration other than the Company Common Stock, Company Common Stock furnished in exchange for a proprietary interest in each Fund in the Mergers, either directly or through a transaction, agreement, or arrangement with any other person.

Management of the Funds has also represented that during the five-year period ending at the time the Mergers are effective: (i) neither the Company nor any person related to the Company (as defined in Reg. Section 1.368-1(e)(3)) will have acquired any Fund Stock with consideration other than Company Common Stock,
(ii) neither any Fund nor any person related to any Fund (as defined in Reg.
Section 1.368-1(e)(3) without regard to Reg. Section 1.368-1(e)(3)(i)(A)) will have acquired such Fund Stock with consideration other than the Company Common Stock or such Fund Stock, and (iii) no distributions will have been made with respect to any Fund Stock (other than normal, regular, dividend distributions made pursuant to such Fund's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for (a) distributions described in Sections 852 and 4982 as required for such Fund's tax treatment as a RIC, and (b) redemptions by such Fund of its stock as a closed-end investment company pursuant to the 1940 Act, or in connection with the Mergers.

Based on the above, the Mergers will satisfy the continuity of interest requirement in accordance with Treas. Reg. 1.368-1(e).

                    (4)  CONTINUITY OF BUSINESS ENTERPRISE

The continuity of business enterprise requirement ("COBE"), as a corollary to the continuity of interest requirement, requires that an interest representing a link to the acquired company's business or business assets be retained in order to obtain tax-free reorganization status.(9) More specifically, Treas. Reg.
Section 1.368-1(d) provides that the continuity of business enterprise requirement is satisfied if the acquiring corporation

--------------------
(9) T.D. 7745, 1981-1 C.B. 134, Preamble.

either continues the acquired corporation's historic business ("business continuity"), or uses a significant portion of the acquired corporation's historic business assets in a business ("asset continuity"). For purposes of business continuity, the Regulations provide that if the acquired corporation has more than one line of business, the acquiring company must continue a significant line of the acquired company's historic business.(10) A company's historic business is the business it conducted most recently but it cannot be a business that was entered into as part of the reorganization.(11) For purposes of asset continuity, the acquiring company must use a "significant portion" of the acquired company's historic business assets in a business. The portion that is considered "significant" is a facts and circumstances analysis, however, an example in the regulations provides that the use of at least 33 1/3% of the acquired company's historic business assets will satisfy COBE.(12) For purposes of testing the COBE requirement, business assets may include stock and securities and other intangible property.(13)

Based on the COBE requirements discussed above, the Company must either continue each Fund's historic business or use a significant portion of each Fund's historic business assets in a business. Even though up to 49% of the assets of each Fund may be transferred to New Fund or liquidated into cash in connection with the Mergers, at least 50% will remain in the Fund and transferred to the Company upon its Merger with and into Company, which the Company will use in its business. Therefore, asset continuity will be satisfied.

With respect to business continuity, as mentioned above, the Funds are in the business of investing in mortgage-related assets. Following the Mergers, the Company will continue the investment business of the Funds, through the investment of the Funds' mortgage-related assets transferred in the Mergers, which it will expand over time. In Rev. Rul. 87-76,(14) the Service ruled that in the context of a merger of two investment companies, a sale prior to the merger of all of Target's historic business assets of stocks and bonds and the reinvestment of the proceeds from such sale into municipal bonds (the business of the acquiring corporation), did not satisfy the COBE requirement of Reg.
Section 1.368-1(d). The Service ruled that the merger did not meet the asset continuity test because all of Target's historic assets, the portfolio of corporate stocks and bonds, were, as part of the plan of reorganization, sold before the transaction was consummated, and the proceeds

--------------------
(10) SEE T.D. 8760, 63 F.R. 4174 (Jan. 28, 1998) and T.D. 8761, 65 F.R. 52909
(Aug. 31, 2000). at Section 1.368-1(d)(2)(ii) and Treas. Reg. Section 1.368-1(d)(5), Ex. 1 (Acquired company conducted three lines of business and the acquiring company only continued one line. COBE was satisfied because the one line that was continued was considered significant.)

(11) Treas. Reg. Section 1.368-1(d)(2)(iii) and Rev. Rul. 87-76, 1987-2 C.B. 84.

(12) Treas. Reg. Section 1.368-1(d)(3)(iii) and Treas. Reg. Section 1.368-1(d)(5) Ex. 1.

(13) Treas. Reg. Section 1.368-1(d)(3)(i)

(14) 1987-2 C.B. 84.

were reinvested in municipal bonds. Additionally, the merger did not meet the business continuity requirement because Target's historic business of investing in corporate stocks and bonds was not the same line of business as investing in municipal bonds, and a corporation's historic business is not one that the corporation enters into as part of a plan of reorganization.

While Fund and the Company may invest in different portfolios of assets, following the consummation of the Mergers, unlike the facts of Rev. Rul. 87-76, the Company will continue to invest in the mortgage related assets of the Funds, and such assets will not be sold by the Funds prior to the Merger.

Management has also represented that, no assets of the Funds have been sold, transferred or otherwise disposed of which would prevent the Company from continuing the "historic business" of the Funds or from using a significant portion of the "historic business assets" of the Funds in a business following the Mergers (as such terms are defined in Reg. Section 1.368-1(d)), notwithstanding that assets of the Funds may be transferred to New Fund in connection with the Mergers. Therefore, the Mergers will satisfy both the asset and business continuity tests of the COBE Requirement. Additionally, the Service has ruled in many instances that the mergers of RICs and REITs constitute valid reorganizations, thus satisfying the COBE Requirement.(15)

Based on the above, the Merger will satisfy the COBE Requirement in accordance with Treas. Reg. 1.368-1(d).

                    (5)  PLAN REQUIREMENT

A transaction will qualify as a reorganization only if made pursuant to a plan of reorganization.(16) Whether a transaction or series of transactions constitute a plan of reorganization is a question of fact dependent on the circumstances of each particular case.(17) Judicial and Treasury guidance indicates that a series of steps or sequence of events must clearly constitute a reorganization, plainly in existence when the transaction is undertaken. Thus, where two or more steps form part of an integrated plan with a specific objective, then those multiple steps should not be viewed independently of each

--------------------
(15) SEE INFRA note 23 mentioning PLRs where the Service held that mergers of RICs and REITs qualified as valid reorganizations.

(16) Treas. Reg. Section 1.368-1(c) ("A plan of reorganization must contemplate the bona fide execution of one of the transactions specifically described in section 368(a)").

(17) In KIND V. COMMISSIONER, 54 T.C. 600 (1970), ACQ., 1970-2 C.B., the Court found "overwhelming evidence" based on materials presented that a liquidation followed by a reincorporation were two isolated steps rather than "interdependent steps in a single, integrated transaction."

other.(18) Where steps are carried out before a plan is conceived, those steps cannot form part of, and are not carried out in fulfillment of, that plan.(19) Also, Treas. Reg. Section 1.368-(3)(a)(1) requires that a plan "appear on the official records of the corporation."(20)

While the term "reorganization" in the context of the Code refers to those transactions defined as reorganizations in Section 368(a)(1), the more expansive phrase "plan of reorganization" refers simply to a completed transaction defined as a reorganization in Section 368(a)(1). The phrase, as used, limits the availability of tax-free treatment to those events, which are part of a reorganization as defined in Section 368(a)(1),(21) and does not expand that definition.

In the present case, each Fund and the Company have formulated, analyzed, approved and adopted a single, integrated plan, the Merger Agreement, whereby each Fund will merge with and into the Company in a transaction intended to qualify as a reorganization pursuant to Section 368(a)(1)(A). Therefore, the Plan Requirement is satisfied.(22)

          c.   SECTION 368(a)(2)(F) - INVESTMENT COMPANIES

In addition to the aforementioned requirements, Section 368(a)(2)(F) generally applies to deny tax-free reorganization treatment to an undiversified investment company and its shareholders and security shareholders. An investment company is defined in Section 368(a)(2)(F)(iii) as a RIC, a REIT, or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. This rule does not affect mergers involving diversified investment companies, and RICs and REITs. Section 368(a)(2)(F)(i) provides that an investment company and its shareholders or security shareholders will not receive reorganization treatment where two or more parties to a transaction are investment

--------------------
(18) SEE, E.G., Rev. Rul. 78-130, 1978-1 C.B. 114.

(19) SIMON TRUST V. U.S., 402 F.2d 272 (Ct. Cl. 1968).

(20) Case law stating that a plan need not be "written and incorporated into the minutes of a corporation" predates the 1962 introduction of Treas. Reg. Section 1.368-3(a)(1). SEE ALSO MATHIS V. COMM'R, 19 T.C. 1123 (1953), ACQ., 1953-2 C.B.
5, where the Court held that the plan itself need not be "written and incorporated into the minutes of a corporation if, in fact, the evidence clearly shows that the transaction was a result of a preconceived plan."

(21) Treas. Reg. Section 1.368-2(g).

(22) We assume that each of the parties to the Merger will comply with the prescribed record keeping and reporting requirements. Treas. Reg. Section 1.368-3.

companies immediately before the transaction, unless such company is a RIC, a REIT, or a corporation which meets the diversification requirements of Section 368(a)(2)(F)(ii).(23)

The terms "party to a reorganization" include a corporation resulting from a reorganization, and both corporations, in a transaction qualifying as a reorganization where one corporation acquires stock or properties of another corporation.(24)

Under Section 851 of the Code, the term "regulated investment company" generally includes any domestic corporation:

(1)  which, at all times during the taxable year --

     (A) is registered under the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 to 80b-2) as a management company or unit investment trust, or

     (B) has in effect an election under such Act to be treated as a business development company, or

(2) which is a common trust fund or similar fund excluded by section 3(c)(3) of such Act (15 U.S.C. 80a-3(c)) from the definition of 'investment company' and is not included in the definition of 'common trust fund' by section 584(a). (25)

Similarly, Section 856 of the Code provides that the term "real estate investment trust" generally means a corporation, trust or association electing treatment as a REIT:

(1)  which is managed by one or more trustees or directors;

--------------------
(23) Additionally, the Service has ruled that combinations of RICs and REITs have qualified as reorganizations as defined by Section 368(a)(1). SEE E.G., PLR 9024006 (Mar. 8 1990), PLR 8607113 (Nov. 21, 1985), PLR 8406038 (Nov. 7, 1983),
PLR 8401055 (Oct. 5, 1983), PLR 8305129 (Nov. 4, 1982), PLR 8248115 (Aug. 31,
1982), and PLR 8224016 (Mar. 10, 1982) (The merger of a RIC into a RIC qualified as a Type "A" reorganization as defined by Section 368(a)(1)(A).); PLR 8903074 (Oct. 26, 1988) (The merger of a REIT into a REIT qualified as a Type "A" reorganization as defined by Section 368(a)(1)(A).); PLR 200022015 (Feb. 29,
2000), PLR 200021018 (Feb. 17, 2000), PLR 199907001 (Oct. 30, 1998), PLR 9823018
(Mar. 5, 1998), PLR 9822053 (Mar. 3, 1998), PLR 9718015 (Jan. 30, 1997), PLR
9703019 (Oct. 17, 1996), PLR 9703017 (Oct. 15, 1996), PLR 9619061 (Feb. 9,
1996), PLR 9547029 (Aug. 28, 1995), PLR 9533036 (May 22, 1995), PLR 9533033 (May
22, 1995), PLR 9533032 (May 22, 1995), PLR 9533031 (May 22, 1995), and PLR
9427007 (Apr. 4, 1994) (The merger of a RIC into a RIC qualified as a Type "C" reorganization as defined by Section 368(a)(1)(C).); PLR 9533030 (May 22, 1995), PLR 9533034 (May 22, 1995), PLR 9522053 (Mar. 9, 1995), PLR 9441037 (July 14,
1994), PLR 9442008 (July 14, 1994), PLR 9347022 (Aug. 30, 1993), and PLR 9307009
(Nov. 17, 1992) (The merger of a RIC into a RIC qualified as a Type "D" reorganization as defined by Section 368(a)(1)(D).)

(24) Treas. Reg. Section 1.368-2(f).

(25) I.R.C. Section 851(a).

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) which (but for the provisions of this part) would be taxable as a domestic corporation;

(4) which is neither (A) a financial institution referred to in section 582(c)(2), nor (B) an insurance company to which subchapter L applies;

(5)  the beneficial ownership of which is held by 100 or more persons;

(6) subject to the provisions of [856(k)], which is not closely held (as determined under [856(h)]); and

(7)  which meets the requirements of [856(c)].(26)

It has been represented that each Fund meets the requirements of a RIC under
Section 851 of the Code, and the Company intends to meet the requirements of a REIT.

As RICs and a REIT, respectively, the Funds and the Company meet the definition as investment companies as defined in Section 368(a)(2)(F)(iii). Further, because the Company will survive the Merger, and because each Fund will transfer properties to the Company in exchange for stock of the Company, each Fund and the Company are parties to a reorganization, as defined in Reg. Section 1.368-2(f). Section 368(a)(2)(F)(i) will not apply to deny reorganization treatment to the Funds, the Company, or their shareholders or security shareholders in the Merger because: (1) each Fund is a RIC immediately before the Merger; and (2) the Company will have elected to be a REIT; thus, the Funds and the Company meet the exception for RICs and REITs in Section 368(a)(2)(F)(i).

2. TEMPORARY REGULATIONS - TRANSFERS TO RIC'S AND REIT'S

The Service has published proposed and temporary regulations under section 337(d) to prevent the avoidance of corporate level taxation upon conversion of a C corporation to a RIC or REIT.(27) Treas. Reg. Section 1.337(d)-7T provides that if property owned by a C corporation becomes the property of a RIC or REIT in a conversion transaction, then section 1374 treatment will apply, unless the C corporation elects deemed sale treatment with respect to the conversion transaction.

--------------------
(26) I.R.C. Section 856(a).

(27) T.D. 8975, 67 F.R. 8 (Jan. 2, 2002).

Under Treas. Reg. Section 1.337(d)-7T(a)(2)(i), the term C corporation has the meaning provided in section 1361(a)(2) except that the term does not include a RIC or REIT.

Under Treas. Reg. Section 1.337(d)-7T(a)(2)(ii), the term conversion transaction means the qualification of a C corporation as a RIC or REIT or the transfer of property owned by a C corporation to a RIC or REIT.

Based on representations made by management of the Funds that each of the Funds has elected to be taxed as a RIC under section 851, and for each taxable period since its formation (including the last short taxable period ending on the date of the Merger, for each Fund), has qualified for the special tax treatment afforded RICs under the Code, the Merger will not qualify as a "conversion transaction" within the meaning of Treas. Reg. Section 1.337(d)-7T(a)(2)(ii), as none of the Funds will meet the definition of "C corporation" under Treas. Reg.
Section 1.337(d)-7T(a)(2)(i). Accordingly, Treas. Reg. Section 1.337(d)-7T and
Section 1374 will not apply to the Merger.


3.   OTHER STATUTORY AND REGULATORY PROVISIONS

          a.   SHAREHOLDER TREATMENT

Section 354(a)(1) of the Code generally provides that no gain or loss is recognized if stock in a corporation that is a party to a reorganization is, in pursuance of the plan of reorganization, exchanged solely for stock in such corporation or in another corporation which is a party to the reorganization.
Section 368(b) of the Code defines the term "party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. Accordingly, no gain or loss will be recognized by the shareholders of Fund Stock to the extent they receive solely Company Common Stock in exchange for their Fund Stock in the Mergers.

Section 356 of the Code provides that if Section 354 would apply to an exchange but for the fact that the property received as part of the plan of reorganization consists not only of qualified property (i.e. Company Common Stock), but also "other property or money" ("boot"), then the gain, if any, to the recipient will be recognized, but not in excess of the fair market value of boot received. In determining whether the distribution of boot is received as part of the plan of reorganization, courts and the Service have ruled that one must examine whether the distribution is directly part of the reorganization and moreover, traditional step transaction principles will apply to determine whether the distribution is functionally integrated to the reorganization.(28) Gain, if any, may be

--------------------
(28) SEE BECHER V. COMM'R, 22 T.C. 932 (1954), AFF'D, 221 F.2d 252 (2d Cir.
1955) (Second Circuit held that gain or loss is recognized by shareholders receiving a distribution of cash, even though not pursuant to the plan of reorganization because it "resulted directly from, and as a very part of and was therefore...clearly in `pursuance of' the reorganization.") and Rev. Rul. 71-364, 1971-2 C.B. 182 (gain or loss recognized by target shareholders where, pursuant to a plan of reorganization, target corporation distributed excess cash recognized by the shareholders of Fund Stock to the extent they receive a combination of Company Common Stock and New Fund Stock in exchange for their Fund Stock. This will occur to the extent the amount of New Fund Stock and cash distributed to shareholders pursuant to the exercise of statutory dissenters' rights exceeds 49% of the value of the Fund Stock, and the issuance of New Fund Stock must be scaled back on a pro rata basis. Any gain such shareholder of Fund Stock recognizes should equal the lesser of (1) the value of New Fund Shares received in the exchange; and (2) the amount of gain that the shareholder realizes in the exchange. Under Section 356(c), no loss is permitted to be recognized under an exchange to which Section 354 would otherwise apply.

Section 356(a)(2) generally provides that if an exchange that is described in
Section 356(a)(1) "has the effect of the distribution of a dividend," then the recipient of the other property will recognize ordinary dividend income to the extent of his ratable share of the accumulated earnings and profits of the acquired company. The remainder, if any, of the gain recognized under Section 356(a)(1) will be treated as gain from the exchange of property.

In COMMISSIONER V. CLARK,(29) the U.S. Supreme Court determined whether any gain recognized under Section 356 on the receipt of boot should be treated as a dividend distribution. In applying Section 302 to determine whether the boot payment had the effect of a dividend distribution, the Court stated that the treatment of boot under Section 356(a)(2) should be determined "by examining the effect of the transaction as a whole." Consequently, the Court tested whether the boot payment had the effect of a dividend by comparing the interest that the taxpayer actually received in the acquiring corporation with the interest that the taxpayer would have had if solely stock of the acquiring corporation had been received. If that hypothetical reduction had passed one of the tests enumerated in Section 302(b), taking into account attribution under Section 318, then exchange treatment would be available.(30) Accordingly, whether the receipt of boot by any shareholder of Fund Stock will constitute a dividend to that shareholder is determined on a shareholder-by-shareholder basis, in accordance with the principles set forth in CLARK.

If a shareholder of Fund Stock either dissents and receives solely cash, or elects to receive New Fund shares, in exchange for his or her Fund Stock, and receives solely New Fund Stock or cash in exchange for his or her Fund Stock, such cash or New Fund Stock will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Fund Stock, subject to the provisions and limitations of Section 302 of the Code. Section 302 provides that a redemption of stock will be treated

--------------------
remaining after paying liquidating expenses to its shareholders). SEE ALSO Rev. Rul. 98-10, 1998-1 C.B. 643.

(29) 489 U.S. 726 (1989).

(30) SEE Rev. Rul. 93-61, 1993-2 C.B. 118.

as a distribution in full or part payment in exchange for stock, and accordingly, subject to capital gains treatment, if the transaction falls into one of four categories: (1) not essentially equivalent to a dividend under Section 302(b)(1); (2) a substantially disproportionate redemption under Section 302(b)(2); (3) a redemption of all of the shareholder's stock under Section 302(b)(3); or a partial liquidation under Section 302(b)(4).

More specifically, Section 302(b)(3) provides, in part, that if a redemption is in complete redemption of all of the stock of a corporation owned by a shareholder (including stock owned through attribution under Section 318), payment for the stock shall be considered received by the shareholder as a distribution in exchange for his or its stock (and taxable under Section 1001). Therefore, any Fund shareholder that receives solely cash or New Fund Stock in connection with the Mergers (taking into account any consideration received by related parties under Section 318) will generally be treated as receiving such cash or New Fund stock in complete redemption of their Fund Stock, taxable under
Section 1001.

If a shareholder of Fund Stock that receives Company Common Stock in the Merger also receives cash in lieu of fractional shares of Company Common Stock, issued solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares, such cash will be treated as if the fractional shares were issued and then immediately redeemed by the Company for cash under Section 302(a).(31)

Section 358(a)(1) of the Code provides, in relevant part, that in the case of an exchange to which Section 354 or Section 356 applies, the basis of the property permitted to be received without the recognition of gain or loss is the same as that of the property exchanged, decreased by the fair market value of any other property received, and increased by (i) the amount which is treated as a dividend; and (ii) the amount of gain, if any, recognized in the exchange (not including any portion of such gain taxed as a dividend).

In the context of a sale or exchange (e.g., a redemption in complete termination of a shareholder's interest under Section 302(b)(3)), Section 1012 provides that the basis of property received in the exchange shall be its cost.

          b.   TRANSFEROR CORPORATE TREATMENT

Section 361(a) provides that "no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the

--------------------
(31) SEE e.g., Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2
C.B. 574; PLRS 9150018 (Sept. 12, 1991) and 9045017 (Aug. 9, 1990).

reorganization." Section 361 will apply even if the transferee corporation assumes or takes property subject to liabilities of the transferor corporation.(32)

Section 361(b)(1)(A) provides, that if subsection (a) would apply to an exchange but for the fact that the property received in the exchange consists not only of stock or securities permitted by subsection (a) to be received without the recognition of gain, but also of other property or money, then, if the corporation receiving such other property or money distributes it in pursuance of the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Accordingly, no gain or loss will be recognized by each Fund upon the transfer of all of its assets to the Company in exchange for the Company Common Stock and the assumption of any liabilities of each Fund, because the Company Common Stock will be distributed to the Fund Shareholders pursuant to a plan of reorganization.

Section 361(c)(1) generally provides that no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of property in pursuance of the plan of reorganization. Section 361(c)(2) provides that if such corporation distributes appreciated property in a distribution referred to in Section 361(c)(1), gain will be recognized to the distributing corporation as if such property were sold to the distributee at its fair market value, unless such property is "qualified property." For purposes of
Section 361(c)(2), any stock in (or right to acquire stock in) the distributing corporation or obligation of the distributing corporation, or (ii) any stock in (or right to acquire stock in) another corporation which is a party to the reorganization or obligation of another corporation which is such a party if such stock (or right) or obligation is received by the distributing corporation in the exchange, is qualified property.(33) Accordingly, the Funds will not recognize gain or loss on the distribution of Company Common Stock to their shareholders in the Mergers, because Company Common Stock is qualified property as defined in Section 361(c)(2). New Fund Stock will not satisfy the definition of qualified property under Section 361(c)(2). Accordingly, each Fund will generally be required to recognize gain, if any, pursuant to Section 361(c)(2) on the distribution by such Fund of New Fund Stock to its shareholders in exchange for their Fund Stock.

          c.   TRANSFEREE CORPORATE TREATMENT

Section 1032(a) of the Code generally provides that no gain or loss is recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Accordingly, the Company should recognize no gain or loss on the issuance of Company Common Stock in exchange for property transferred by the Funds in the Merger.

--------------------
(32) I.R.C. Section 357(a).

(33) I.R.C. Section 361(c)(2)(B).

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                                       24

          d.   OTHER RELEVANT PROVISIONS

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with a reorganization, then the basis of such property is the same as it was in the hands of the transferor.

Section 1223(1) of the Code states that in determining the period for which a taxpayer has held property received in an exchange, the period for which the taxpayer held the property exchanged is included if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as the property exchanged, and the property exchanged constitutes a capital asset at the time of the exchange.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there is included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as it had in the hands of such other person.

Section 381(a)(2) provides, in relevant part, that in the case of an acquisition of assets to which Section 361 applies that is in connection with a "A" reorganization, the acquiring corporation shall succeed to and take into account certain tax attributes of the transferor corporation.(34) However, the utilization of such tax attributes may be limited.(35)

                         FEDERAL INCOME TAX CONSEQUENCES

Based upon our review and examination of the Documents and the facts contained therein, based upon the representations provided by the management of the Company and the Funds, we are of the opinion that the following U.S. federal income tax consequences will result from each Merger:

(1)  Each Merger will qualify as a reorganization under Section 368(a).

(2) The Company and each Fund will be a party to the reorganization within the meaning of 368(b).

--------------------
(34) I.R.C. Section 381(a)(2). The attributes that the acquiring (transferee) corporation shall succeed to include, but are not limited to, net operating loss carryovers, earnings and profits, capital loss carryovers, etc. SEE I.R.C.
Section 381(c).

(35) SEE I.R.C. Sections 382 through 384.

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                                       25

(3) No gain or loss will be recognized by the shareholders of Fund Stock on the receipt of Company Common Stock solely in exchange for their Fund Stock, pursuant to Section 354(a).

(4) The gain, if any, realized by the shareholders of Fund Stock who receive a combination of Company Common Stock and New Fund Stock in exchange for their Fund Stock will be recognized, but not in excess of the value of New Fund Stock received, pursuant to Section 356(a)(1). If the exchange has the effect of the distribution of a dividend, as provided in Section 356(a)(2), including the application of Section 318(a), then the amount of gain recognized that is not in excess of the ratable share of the undistributed earnings and profits of the Fund will be treated as a dividend. No loss, if any, will be recognized by the shareholders of Fund Stock pursuant to
     Section 356(c).

(5) The payment of solely cash to a dissenting shareholder of a Fund or the distribution of New Fund Stock to a Fund shareholder in exchange for such shareholder's Fund Stock will be treated as having been received by such shareholder as distribution in redemption of his or her Fund Stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, such shareholder owns no beneficial interest in Company Common Stock either directly or through the application of the constructive ownership rules of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash or New Fund Stock will be treated as a distribution in full payment in exchange for such shareholder's Fund Stock, as provided in section 302(a) of the Code.

(6) The payment of cash in lieu of fractional shares of Company Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then redeemed by the Company. The cash payments will be treated as having been received in exchange for the Company Common Stock and constructively redeemed as provided in Section 302(a) and Rev. Proc. 77-41, 1977-2 C.B. 574.

(7) The basis of the Company Common Stock received by each shareholder of Fund Stock in the Mergers will be the same as the basis of the Fund Stock surrendered in the exchange, decreased by the fair market value of New Fund Stock received, if any, and increased by the amount of gain, if any, recognized in the exchange, pursuant to Section 358(a)(1).

(8) The basis of the New Fund Stock, if any, received by each shareholder of Fund Stock in the Mergers will equal its fair market value pursuant to
     Section 358(a)(2).

(9) No gain or loss will be recognized by the Funds upon the deemed distribution of the Company Common Stock and cash, if any, to the Funds' shareholders in connection with the Mergers, pursuant to Section 361(c)(1).

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                                       26

(10) Gain will be recognized by the Funds upon the distribution of New Fund Stock to the Funds' shareholders, to the extent that the fair market value of New Fund Stock exceeds its adjusted basis in the hands of the Funds, pursuant to Section 361(c)(2).

(11) The holding period of the Company Common Stock received by each shareholder of Fund Stock in the Merger will include the period for which the Fund Stock surrendered was held, provided the Fund Stock so surrendered was a capital asset at the time of the Merger, pursuant to Section 1223(1).

(12) No gain or loss will be recognized by the Funds on the transfer of all of their assets to the Company in exchange for the Company Common Stock and the Company's assumption of the Funds liabilities, pursuant to Sections 357(a) and 361(a).

(13) No gain or loss will be recognized by the Company on the receipt of the assets of the Funds in exchange for Company Common Stock, pursuant to
     Section 1032.

(14) The basis of each asset of the Funds received by the Company in the Merger will be the same as the basis of such asset in the hands of the Funds immediately prior to the Merger, pursuant to Section 362(b).

(15) The holding period of the assets of the Funds received by the Company in the Merger will include the period for which such assets were held by the Funds, pursuant to Section 1223(2).

(16) Pursuant to Section 381(a), the Company will succeed to and take into account the items of the Funds described in section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381-384.

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                                       27

                                SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (16) in the section entitled "FEDERAL INCOME TAX CONSEQUENCES," above. Specifically, our analysis has not been requested, and we have made no determination nor expressed any views concerning any other issues, including, but not limited to, any state and local, foreign, international, consolidated return, employee benefit, Section 280G "excess parachute," Section 382, income tax withholding obligations, or alternative minimum tax consequences to the parties to this transaction. Further, no opinion is expressed as to: (i) the qualification of the Merger as a statutory merger under applicable state law (as to which we have relied solely on the representation from management that it has received opinions of Clifford Chance US LLP and Dorsey & Whitney LLP regarding the qualification of the Merger under Maryland and Minnesota law); (ii) the recognition or nonrecognition status to the Fund shareholders or Fund on the creation of New Fund; (iii) any valuation issues which may arise in connection with the Merger, and (iv) the qualification of the Funds as RICs and the qualification of the Company as a REIT.

Our opinion, as stated above, is based upon our analysis of the Code, Regulations, current case law, and published Service authorities. The foregoing is subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our analysis. In addition, our analysis is based on the information contained in the Documents. Any variation or differences in the Documents may affect our analysis, perhaps in an adverse manner. We have undertaken no obligation to update this letter for changes in facts or law occurring subsequent to the date thereof.

This letter represents our views as to the interpretation of existing tax law and is not binding on the Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, the Service or a court would agree with this analysis.

                                Very truly yours,